UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2010

SMSA PALESTINE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-53343	26-2809270
(Commission File Number)	(IRS Employer Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province 353500, China
(Address of Principal Executive Offices)

(86) 0599-2335520
(Registrant's Telephone Number, Including Area Code)

Unit 30, Block 5, 17 Fang Cao Xi Yi Chengdu, Sichuan Province, China 610000
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2010, Fujian Yada Group Co., Ltd, an indirect wholly-owned subsidiary of the Company, entered into a Contract on Transfer of State-Owned Land Use Right with the State Land and Resource Bureau of Songxi County in Fujian Province of China. The Company agreed to pay approximately US$2.13 million for the land use right for forty years of an area of 4,266 square meters and the land use right for fifty years of an area of 11,090 square meters. The Company intends to build a new headquarters building on a portion of this land.

On September 15, 2010, Fujian Yada Group Co., Ltd, an indirect wholly-owned subsidiary of the Company, entered into a Construction Contract with Songxi Huancheng Construction Corporation pursuant to which Songxi Huancheng Construction Corporation agreed to complete the construction of the Company’s new headquarters building and other facilities within 730 days after the execution of the Construction Contract for approximately US$5 million. Approximately 30% of the total consideration is payable 30 days after the execution date of the Construction Contract, with the balance payable in monthly installments over the 730 days term.

The foregoing descriptions of the Contract on Transfer of State-Owned Land Use Right and the Construction Contract do not purport to be complete and are qualified in their entirety by reference to the full text of the contracts, copies of which will be filed as exhibits to the Company’s Form 10-Q for its third quarter.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA PALESTINE ACQUISITION CORP.

Date: October 18, 2010	By:	/s/ Tsang Yin Chiu Stanley
Tsang Yin Chiu Stanley
Chief Financial Officer